EXHIBIT 11

                          e.spire COMMUNICATIONS, INC.
              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (LOSS)
                     ($ in thousands, except per share data)

                                               Three months ended March 31,
                                               1998                  1997
                                          ---------------     -----------------

Net Loss                                  $   (32,095)            $ (24,023)

Less: Preferred Stock Accretion                 8,493                   989
                                          ---------------     -----------------

Net Loss to Common Stockholders           $   (40,588)            $ (25,012)
                                          ===============     =================


                     AVERAGE SHARES OUTSTANDING

Weighted Average Number of
  Common Shares Outstanding                37,709,282             7,852,467

Net additional shares assuming
 stock options and warrants
 exercised and proceeds used
 to purchase treasury stock                11,938,445             5,808,878
                                          ---------------     -----------------

Weighted average number of
 common and common equivalent
 shares outstanding                        49,647,727            13,661,345
                                          ===============    ==================


                          PER SHARE AMOUNTS

Basic earnings per share                  $   (1.08)               $   (3.19)
                                          ===============    ==================

Diluted earnings per share                $   (0.82)               $   (1.83)
                                          ===============    ==================